Exhibit 10.8

Tobira Therapeutics, Inc.

701 Gateway Blvd., Suite 200

South San Francisco, CA, 94080

March 24, 2014

Mr. Chris Peetz

Dear Chris:

Tobira Therapeutics, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your title will be Chief Financial Officer, and you will report to the Chief Executive Officer of the Company. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. The Company will pay you a starting base salary at the rate of $265,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Board of Directors. Your target bonus will be equal to 25% of your annual base salary. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Any bonus for a fiscal year will be paid within 2  1 ⁄ 2 months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, subject to the Company’s employee benefits policy as in effect from time to time. In addition, you will be entitled to paid time off in accordance with the Company’s paid time off policy, as in effect from time to time. Your benefits will be commensurate with such benefits paid to other senior executives at the Company.

Chris Peetz

March 24, 2014

4. Stock Options. Subject to the formal approval of the Company’s Board of Directors or its Compensation Committee, promptly following the date on which you commence employment with the Company, you will be granted an option to purchase 1,843,108 shares of the Company’s Common Stock (the “Option”). The exercise price per share of the Option will be determined by the Board of Directors or the Compensation Committee when the Option is granted, but shall be no higher than the fair market value of the Company’s Common Stock on the date of grant. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2010 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. 25% of the shares subject to the Option will be exercisable after twelve (12) months of continuous service, and the balance will become exercisable in equal monthly installments over the next thirty-six (36) months of your continuous service, as described in the applicable Stock Option Agreement. 100% of your remaining unvested Option shares will become exercisable if the Company is subject to a Change in Control before your service with the Company terminates.

5. Severance Benefits.

(a) General. If you are subject to an Involuntary Termination then you will be entitled to the benefits described in this Section 5. However, this Section 5 will not apply unless you have (i) returned all Company property in your possession and (ii) executed a general release, including a release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in substantially the form attached hereto as Exhibit A, without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than fifty (50) days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 5.

(b) Salary Continuation. If you are subject to an Involuntary Termination, then the Company will continue to pay your base salary for a period of six (6) months after your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence within sixty (60) days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the sixty-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year. Notwithstanding the foregoing, if you are subject to an Involuntary Termination in connection with or following a Change in Control of the Company, then the Company will make a lump sum payment to you equal to one year’s base salary at the rate in effect at the time of your Separation, subject to all applicable withholding taxes.

(c) COBRA. If you are subject to an Involuntary Termination and you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your Separation, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest

Chris Peetz

March 24, 2014

of (i) the close of the six (6) month period following your Separation, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

6. Patent, Copyright and Non-Disclosure Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Patent, Copyright and Non-Disclosure Agreement, a copy of which is attached hereto as Exhibit B. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this Agreement. You represent and warrant that you will not use or disclose, in connection with your Employment, any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and that your employment will not infringe or violate the rights of any other person. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.

7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

8. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Section 409A. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each salary continuation payment under Section 5(b) is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section 5(b), to the extent that they are subject to Section 409A of the Code, will commence on the first business day following (A) expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence.

(c) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

Chris Peetz

March 24, 2014

9. Indemnification and Insurance. As Chief Financial Officer of the Company, you shall be entitled to the same indemnification and insurance coverage that the other officers receive pursuant to the Company’s Certificate of Incorporation, Bylaws, customary Indemnification Agreement and insurance policy, all as currently in effect, and applicable law.

10. Interpretation, Amendment and Enforcement. This letter agreement and the attached exhibits supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

11. Successors and Assigns. The rights and obligations under this letter agreement shall inure to the benefit of, be enforceable by and shall be binding upon you and the Company and your respective heirs, administrators, legal representatives, personal representatives, executors, beneficiaries, owners, officers, directors, affiliates and related companies, successors and assigns (including, without limitation, any successor in interest of the Company and / or reconstituted form of the Company resulting from the Company’s participation in any merger, acquisition, affiliation, joint venture, sale of assets, reorganization, or other business transaction).

12. Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company which you fail to correct after receiving thirty (30) days written notification from the Chief Executive Office, (c) your material failure to comply with the Company’s written policies or rules which you fail to correct after receiving fifteen (15) days written notification from the Chief Executive Officer, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties which you fail to correct after receiving fifteen (15) days written notification of the failure from the Company’s Chief Executive Officer or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

Chris Peetz

March 24, 2014

“Change in Control” means (a) the acquisition of the Company by another entity or individual or group of individuals by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, stock purchase or consolidation) or (b) a sale of all or substantially all of the assets of the Company; unless the Company’s stockholders of record as constituted immediately prior to any such transaction will, immediately after such transaction (by virtue of securities issued as consideration for the Company’s capital stock, assets or otherwise) hold more than 50% of the voting power of the surviving or acquiring entity.

“Involuntary Termination” means either (a) your Termination Without Cause or (b) your Resignation for Good Reason.

“Resignation for Good Reason” means a Separation as a result of your resignation within twelve (12) months after one of the following conditions has come into existence without your consent:

(a) A material diminution (greater than 10%) of your base salary; or

(b) A material diminution of your authority, duties or responsibilities.

(c) A requirement that you relocate more than forty (40) miles as a result of a change of the Company’s primary location;

(d) Any continued material breach by the Company of its obligations under this Agreement which the Company fails to correct after receiving fifteen (15) days written notification.

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within ninety (90) days after the condition comes into existence and the Company fails to remedy the condition within thirty (30) days after receiving your written notice.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-l(n)(l).

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating this letter agreement and the enclosed Patent, Copyright and Non-Disclosure Agreement and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before March 24, 2014. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one in the same instrument.

Very truly yours,

TOBIRA THERAPEUTICS, INC.

By:	/s/ Laurent Fischer
Name:	Laurent Fischer MD
Title:	Chairman and CEO

I have read and accept this employment offer:

/s/ Chris Peetz
Signature of Chris Peetz

Dated: 3/21/14

Attachment

Exhibit A: Form of General Release

Exhibit B: Patent, Copyright and Non-Disclosure Agreement

EXHIBIT A

GENERAL RELEASE

Release of All Claims. In consideration for receiving severance benefits from the Company, to the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement or any claim to indemnification under Section 2802 of the California Labor Code.

Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

EXHIBIT B

PATENT, COPYRIGHT AND NON-DISCLOSURE AGREEMENT